Exhibit 4.3

To be timely, a Shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation, not less than forty-five (45) days before the date the Company mailed its proxy materials for the prior year’s annual meeting (such date to be identified in the prior year’s proxy statement) A Shareholder’s notice to the Secretary shall set forth as to each matter the Shareholder proposes to bring before the annual meeting the following information: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (b) the name and address of the Shareholder proposing such business; (c) the number of shares of the corporation which are beneficially owned by the Shareholder; and (d) any material interest of the Shareholder in such business. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with these procedures. The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with these provisions, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

2.16 Voting List. At least ten (10) days before each meeting of shareholders, the officer or agent having charge of a complete list of the Shareholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each, which lists, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the corporation and shall be subject to inspection of any shareholder during the whole time of the meeting. The original share transfer books shall be prima facie evidence as to who are the Shareholders entitled to examine such list. However, failure to prepare and to make available such list in the manner provided above shall not affect the validity of any action taken at the meeting.

2.17 Votes Per Share. Each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of the Shareholders, except to the extent that the voting rights of shares of any class or classes are limited by the Articles of Incorporation.

2.18 Cumulative Voting. Directors shall be elected by a plurality vote. Cumulative voting shall not be permitted.

2.19 Voting by Voice and Ballot. Elections for Directors need not be by ballot unless a Shareholder entitled to vote demands election by ballot at the election and before the voting begins.

2.20 Proxies. A Shareholder may vote either in person or by proxy executed in writing by a shareholder entitled to vote or by his authorized attorney in fact. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy. Each proxy shall be revocable unless expressly provided therein to be irrevocable, and in no event shall it remain irrevocable for a period of more than eleven (11) months.

ARTICLE VI

ISSUANCE AND TRANSFER OF SHARES

6.1 Classes and Series of Shares. The corporation may issue shares with such preferences, rights, privileges and restrictions as stated in the Articles of Incorporation, as amended.

6.2 Certificates for Fully Paid Shares. Neither shares nor certificates representing such shares may be issued by the corporation until the full amount of the consideration has been paid. When such consideration has been paid to the corporation, the shares shall be deemed to have been issued and the certificate representing such shares shall be issued to the Shareholder.

6.3 Fractional Shares. The corporation may, but shall not be obligated to, issue a certificate for a fractional share, and the Board of Directors may, in lieu thereof, arrange for the disposition thereof by those entitled thereto, pay the fair value in cash or issue scrip in registered or bearer form which shall entitle the holder to receive a certificate for a full share only upon the surrender of such scrip aggregating a full share. A certificate for a fractional share shall, but scrip shall not, unless otherwise provided herein, entitle the holder to exercise voting rights, to receive dividends, or to participate in any of the assets of the corporation in the event of liquidation. Such scrip, if issued, shall become void if not exchanged for certificates representing full shares within one year after its issue, or such scrip may be subject to the condition that the shares for which it is exchangeable may be sold by the corporation and the proceeds thereof distributed to the holders of such scrip, and the same may be subject to any other conditions which the Board of Directors may deem advisable.

6.4 Consideration for Shares. The consideration paid for the issuance of shares shall consist of money paid, labor done, or property actually received; and neither promissory notes nor the promise of future services shall constitute payment or part payment for shares of the corporation.

6.5 Contents of Share Certificates. Certificates for shares shall be of such form and style, printed or otherwise, as the Board of Directors may designate, and each certificate shall state all of the following facts:

(a) That the corporation is organized under the laws of the State of Texas;

(b) The name of the person to whom issued;

(c) The number and class of shares and the designation of the series, if any, which such certificate represents;

(d) The par value of each share represented by such certificate, or a statement that the shares are without par value.

6.6 Restriction on Transfer. Any restrictions imposed by the corporation on the sale or other disposition of its shares and on the transfer thereof must be copied at length or in summary form on the face of each certificate representing shares to which the restriction applies. The certificate may, however, state on the face or back that such a restriction exists pursuant to a specified document and that the corporation will furnish a copy of the document to the holder of the certificate without charge upon written request to the corporation at its principal place of business.

6.7 Preemptive Rights. Any preemptive rights of a shareholder to acquire unissued or treasury shares of the corporation which are limited or denied by the Articles of Incorporation must be set forth at length on the face or back of the certificate representing shares subject thereto. In lieu of providing such a statement in full on the certificate, a statement on the face or back of the certificate may provide that the corporation will furnish such information to any Shareholder without charge upon written request to the corporation at its principal place of business and that a copy of such information is on file in the office of the Secretary of State.

6.8 Signing Certificates - Facsimile Signatures. All such certificates shall be signed by the President or a Vice-President and the Secretary or an Assistant Secretary. The signatures of the President or Vice-President, Secretary or Assistant Secretary may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar either of which is not the corporation itself or an employee of the corporation. If the officer who has signed or whose facsimile signature has been placed on the certificate has ceased to be such officer before the certificate is issued, the certificate may be issued by the corporation with the same effect as if he were such officer at the date of its issuance.

6.9 Transfer of Lost or Destroyed Shares. Where a share certificate has been lost, apparently destroyed, or wrongfully taken and the owner fails to notify the corporation of that fact within a reasonable time after he has notice of it, and the corporation registers a transfer of the share represented by the certificate before receiving such a notification, the owner is precluded from asserting against the corporation any claim for registering the transfer or any claim to a new certificate.

6.10 Replacement of Lost or Destroyed Certificates. Where the holder of a share certificate claims that the certificate has been lost, destroyed, or wrongfully taken the corporation shall issue a new certificate in place of the original certificate if the owner so requests before the corporation has notice that the share has been acquired by a bona fide purchaser; and files with the corporation a sufficient indemnity bond; and satisfies any other reasonable requirements imposed by the Board of Directors.

6.11 Transfer After Replacement. If, after the issue of a new security as a replacement for a lost, destroyed or wrongfully taken certificate, a bona fide purchaser of the original certificate presents it for registration or transfer, the corporation must register the transfer unless registration would result in overissue. In addition to any rights on the indemnity bond, the corporation may recover the new security from the person to whom it was issued or any person taken under him except a bona fide purchaser.

6.12 Transfer Agents and Registrars. The Board of Directors may appoint one or more transfer agents or transfer clerks, and one or more registrars which shall be an incorporated bank or trust company, either domestic or foreign, who shall be appointed at such times and places as the requirements of the corporation may necessitate and the Board of Directors may designate.

6.13 Condition of Transfer. A person in whose name shares of stock stand on the books of the corporation shall be deemed the owner thereof as regards the corporation.

6.14 Reasonable Doubts as to Right to Transfer. When a transfer of shares is requested and there is reasonable doubt as to the right of the person seeking the transfer, the corporation or its transfer agent, before recording the transfer of the shares on its books or issuing any certificate therefor, may require from the person seeking the transfer reasonable proof of his right to the transfer. If there remains a reasonable doubt for the right to the transfer, the corporation may refuse a transfer unless the person gives adequate security or a bond or indemnity executed by a corporate surety or by two individual sureties satisfactory to the corporation as to form, amount, and reasonability of sureties. The bond shall be conditioned to protect the corporation, its officers, transfer agents, and registrars, or any of them, against any loss, damage, expenses, or other liability to the owner of the issuance of a new certificate for shares.

ARTICLE VII

CORPORATE RECORDS, REPORTS, AND SEAL

7.1 Minutes of Corporate Meetings. The corporation shall keep at the registered office, or such other place as the Board of Directors may order, a book of minutes of all meetings of its Directors and of its Shareholders or members with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given the names of those present at Directors’ meetings, the number of shares or members present or represented at Shareholders’ or members’ meetings, and the proceedings thereof.

7.2 Books of Account. The corporation shall keep and maintain adequate and correct accounts of its properties and business transactions, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, surplus and shares. Any surplus, including earned surplus, paid-in surplus and surplus arising from a reduction of stated capital, shall be classified according to source and shown in a separate account.